Exhibit 23.1

KPMG LLP 505 Howard Street Suite 800 San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 26, 2026, with respect to the financial statements of TRex Bio, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco, California

September 18, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.